Exhibit 99.1

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports First Quarter Results

Sales Grow 17% Year Over Year

Fourth Consecutive $2 million Sales Quarter

Keystone Heights, FL – May 12, 2006 – PRNewswire – FirstCall – American Access Technologies, Inc. (NASDAQ: AATK) is pleased to report financial results for the quarter ended March 31, 2006.

Total revenues for the quarter ended March 31, 2006 were $2.140 million, an increase of 17.3% over the 2005 quarter. There was a net loss of $91,170, or ($0.01) per basic and diluted share, for the 2006 quarter compared to a net loss of $99,273, or ($0.01) per basic and diluted share, for the 2005 quarter.

Joe McGuire, Chief Financial Officer, commented on the quarterly results and outlook for the balance of 2006 as follows:

“The first quarter sales of $2.140 million was the fourth consecutive quarter with over $2 million in sales and was the Company’s historic best first quarter for sales. In both 2004 and 2005, the first quarter represented the lowest sales quarter of the year and if current economic trends continue, we expect 2006 will be our fourth consecutive record sales year and the fifth consecutive year with double-digit sales growth.

“We entered 2006 well positioned to continue with our corporate mission to increase our revenues, control our expenses, increase shareholders’ value and achieve our fourth consecutive best year in our history. Our progress towards profitability was substantial in 2005, reducing net losses by 80% in 2005 over 2004 and achieving profitability in two quarters of 2005. While we will continue to focus on achieving this goal in 2006 through stringent cost control and manufacturing efficiencies, we must take substantial steps to improve our gross profit (net sales minus cost of sales) in order to achieve a reasonable level of net income. We will seek to do so by price increases and concentrating on higher margin products.”

Earnings before interest expense, income taxes, depreciation, and amortization, (“EBITDA”), was positive for the three months ended March 31, 2006. EBITDA for the quarter was approximately a positive $31,000 versus a negative $6,500 in the comparative quarter in 2005. Please see the accompanying schedule below for a reconciliation of EBITDA to our results calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Non-GAAP Financial Measures

EBITDA is a measure of operating performance that is not calculated in accordance with GAAP. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA should not be considered a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. EBITDA is a measure of the Company’s operating performance used by management to focus on operating performance. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis.

The following schedule reconciles the GAAP net loss to EBITDA:

	Three months ended March 31, 2006	Three months ended March 31, 2005
Net loss per GAAP	$(91,170)	$(99,273)
Interest expense	249	236
Income taxes	0	0
Depreciation and amortization	122,316	92,551

EBITDA	$31,395	$(6,486)

For further detailed information, please read the Company’s financial statements and footnotes which will be included in our Quarterly Report on Form 10-QSB to be filed with the Securities and Exchange Commission later today.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals division manufactures its proprietary products, and also provides state-of-the-art metal fabrication and finishing techniques to public and private companies and U.S. government contractors.

News and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future sales, income and business plans. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.